Press Release Exhibit 99.1

Acuity Brands Reports Fiscal 2019 Second Quarter Results
Achieves Record Second Quarter Net Sales
ATLANTA, April 3, 2019 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2019 second quarter net sales increased $22.3 million, or 2.7 percent, to $854.4 million compared with the prior-year period. Operating profit for the second quarter of fiscal 2019 increased $6.4 million, or 7.2 percent, to $95.9 million, or 11.2 percent of net sales, compared with the year-ago period’s $89.5 million, or 10.8 percent of net sales. Fiscal 2019 second quarter net income was $66.3 million, a decrease of $30.6 million, or 32 percent, compared with the prior-year period, and diluted earnings per share (“EPS”) of $1.67 decreased $0.66, or 28 percent, compared with $2.33 for the year-ago period. Prior year’s second quarter results included a tax benefit of $31.2 million, a $0.75 impact to diluted EPS, for net discrete items associated with the Tax Cuts and Jobs Act of 2017 (“TCJA”). Additionally, last year’s second quarter tax rate was reduced to reflect a lower blended year-to-date effective rate following the passage of the TCJA.
Adjusted diluted EPS for the second quarter of fiscal 2019 increased $0.10, or 5.3 percent, to $1.99 compared with adjusted diluted EPS of $1.89 for the year-ago period. Adjusted operating profit for the second quarter of fiscal 2019 increased $7.1 million, or 6.7 percent, to $112.4 million, or 13.2 percent of net sales, compared with the year-ago period adjusted operating profit of $105.3 million, or 12.7 percent of net sales. Adjusted results exclude the impact of amortization expense of acquired intangible assets, share-based payment expense, manufacturing inefficiencies related to the closure of a facility, acquisition-related items, special charges for streamlining activities, and an income tax net benefit for discrete items associated with the TCJA. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, Inc., commented, “We are very pleased with our second quarter financial performance. We achieved record second quarter net sales and adjusted diluted EPS as well as improved operating profit margin by 40 basis points and adjusted operating profit margin by 50 basis points as compared with the year-ago period. Although we believe second quarter revenue growth was negatively impacted by the pull forward of orders by customers into the first quarter in advance of price increases, our net sales grew by almost 3 percent. Additionally, our results for the second quarter were solid despite continuing inflationary cost pressures and the impact of tariffs. We implemented several actions to address these cost issues, including price increases and productivity improvements.”

Press Release Exhibit 99.1

Second Quarter Results
The 2.7 percent year-over-year growth in fiscal 2019 second quarter net sales was due primarily to a sales volume increase of over 3 percent, partially offset by a less than 1 percentage point of net unfavorable changes in product prices and mix of products sold (“price/mix”) as the benefit from recently announced price increases was more than offset by changes primarily in sales channel mix and to a much lesser degree in the mix of products sold; the realization from recent price increases was estimated to have contributed low single-digit growth to overall net sales for the quarter. Also impacting second quarter net sales was a less than 1 percent favorable impact of acquired revenues from acquisitions net of lost revenues from divestitures, which was largely offset by a combination of unfavorable changes in foreign exchange rates and the impact of adoption of Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”).
Fiscal 2019 second quarter results were impacted by the adoption of ASC 606, which resulted in a decrease to revenues, gross profit, and operating profit of $1.6 million, $1.1 million, and $1.2 million, respectively. Additionally, fiscal 2018 results were restated to reflect the impact of adopting Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Table of Contents 29 Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). Upon adoption of ASU 2017-07, prior year’s second quarter reported operating profit and other expense both increased $1.5 million. The provisions of ASU 2017-07 had no impact to previously reported net income or earnings per share.
Gross profit for the second quarter of fiscal 2019 decreased $0.6 million, or 0.2 percent, to $333.9 million compared with $334.5 million in the prior-year period as the contribution from higher sales volume, realized price increases, and benefits from productivity improvements were offset by both a shift in key customers and changes in sales channel mix described below as well as higher input costs. Gross profit margin decreased 110 basis points to 39.1 percent for the quarter ended February 28, 2019 compared with 40.2 percent in the prior-year period. The decline in gross profit margin was due primarily to a shift in sales among key customers within the retail channel as well as changes in sales channel mix. Although current quarter gross profit reflected a mix shift towards certain sales channels and customers that generate lower gross profit margins as compared with the Company’s historical consolidated gross profit margin profile, the decline was generally offset by proportionally lower selling, distribution, and administrative (“SD&A”) costs as freight and commissions associated with such sales were lower. Adjusted gross profit margin for the quarter ended February 28, 2019 declined 100 basis points to 39.2 percent.
SD&A expenses for the second quarter of fiscal 2019 were $237.6 million compared with $244.4 million in the prior-year period, a decrease of $6.8 million, or 2.8 percent. The decrease in SD&A expenses was due primarily to a decrease in freight and commission expense as well as certain cost containment and productivity improvements, which were partially offset by higher cost to support the increase in net sales, and to a lesser

Press Release Exhibit 99.1

degree, additional expenses associated with acquired businesses. The decline in freight and commission expense was partially due to the customer shift within the retail sales channel as previously noted. SD&A expenses for the second quarter of fiscal 2019 were 27.8 percent of net sales compared with 29.4 percent for the prior-year period. Adjusted SD&A expenses for the fiscal quarter ended February 28, 2019 were $222.4 million, or 26.0 percent of net sales, compared with $229.2 million, or 27.5 percent of net sales, in the prior-year period.
Excluded from prior year’s second quarter adjusted diluted EPS of $1.89 was the aforementioned $0.75 benefit from $31.2 million of net discrete items associated with the TCJA, primarily due to a non-cash income tax benefit from the remeasurement of the Company’s net U.S. deferred tax liabilities reflecting a reduced corporate federal rate, partially offset by an unfavorable impact related to the taxation of the Company's accumulated unremitted foreign earnings.
Year-to-Date Results
Net sales for the first six months of fiscal 2019 increased approximately 7 percent to $1.79 billion compared with $1.67 billion for the prior-year period. The Company reported $212.3 million of operating profit, or 11.9 percent of net sales, for the first half of fiscal 2019 compared with $209.7 million, or 12.5 percent of net sales, for the prior-year period. Net income for the first half of fiscal 2019 was $145.9 million compared with $168.4 million for the year-ago period. Diluted EPS for the first six months of fiscal 2019 of $3.66 decreased $0.38, or 9.4 percent, compared with $4.04 for the prior-year period.
Adjusted operating profit for the first half of fiscal 2019 increased $5.7 million, or 2.4 percent, to $246.5 million, or 13.8 percent of net sales. Adjusted net income for the first half of fiscal 2019 was $171.8 million compared with $160.0 million for the prior-year period, an increase of 7.4 percent. Adjusted diluted EPS for the first half of fiscal 2019 increased $0.47, or 12.2 percent, to $4.31 compared with adjusted diluted EPS of $3.84 for the year-ago period. Adjusted results exclude amortization expense of acquired intangible assets, share-based payment expense, manufacturing inefficiencies related to the closure of a facility, acquisition-related items, special charges for streamlining activities, and an income tax net benefit for discrete items associated with the TCJA. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Net cash provided by operating activities totaled $188.3 million for the first half of fiscal 2019 compared with $177.6 million for the year-ago period. Cash and cash equivalents at the end of the second quarter of fiscal 2019 totaled $232.0 million, an increase of $102.9 million since the beginning of the fiscal year. During the first half of fiscal 2019, the Company repurchased 0.4 million shares of its common stock under its previously authorized stock repurchase program at a total cost of $48.7 million and paid dividends to shareholders totaling $10.5 million.

Press Release Exhibit 99.1

Outlook
Mr. Nagel commented, “We remain cautiously optimistic for the remainder of fiscal and calendar year 2019 and do not believe that the demand outlook has meaningfully changed from our outlook provided last quarter. Our wide and varied base of customers generally remains positive about current year growth prospects. Many customers continue to have record backlogs though they too are concerned about the timing of releases, particularly for larger projects, and the potential impact that tariffs and higher prices may have on overall demand. Third-party forecasts and leading indicators continue to suggest that the North American lighting market, our primary market, should grow in the low-single digit range in fiscal 2019.”
Mr. Nagel continued, “Our focus in fiscal 2019 is to garner additional top-line growth driven primarily by outperforming the growth rates of the markets we serve through execution of our previously announced growth strategies, improvement in the mix of products and solutions sold as we execute our tiered solutions strategy, and leveraging our fixed cost infrastructure to achieve targeted incremental margins to improve our overall profitability. The shift in sales among key customers within the retail channel could continue to have a dampening effect on gross profit dollars and gross profit margin, but we expect this to be largely offset by lower freight and commission costs, which are included in SD&A expenses. Additionally, in an effort to enhance our margin profile, we have initiated a review of a small portion of our product portfolio and services offering with the objective of eliminating those items and activities that do not meet our return objectives.”
Mr. Nagel concluded, “We continue to believe the lighting and lighting-related industry as well as building management systems have the potential to experience solid growth over the next decade, particularly as owners and users of lighting equipment and buildings see the potential to transform those investments into strategic assets by deploying our distinctive solutions. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss second quarter results today, April 3, 2019, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2018 net sales of $3.7 billion, Acuity Brands currently employs over 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Aculux®, American Electric Lighting®, Antique Street Lamps™, Atrius™, DGLogik™, Distech Controls®, DTL®, eldoLED®, Gotham®, Healthcare

Press Release Exhibit 99.1

Lighting®, Hydrel®, Indy™, IOTA®, Juno®, Lucid®, Mark Architectural Lighting™, nLight®, Peerless®, RELOC® Wiring, ROAM®, Sensor Switch®, Sunoptics® and Winona® Lighting. Visit us at www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted gross profit margin,” “adjusted SD&A expenses,” “adjusted operating profit,” “adjusted operating profit margin,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. Previously, during fiscal 2016, the Company acquired four businesses, which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, share-based payment expense, which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, manufacturing inefficiencies directly related to the closure of a facility, acquisition-related items, special charges associated with efforts to streamline the organization that we execute on an ongoing basis and to integrate acquisitions, and an income tax net benefit for discrete items associated with the TCJA. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making, and other activities. Management believes these non-GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measures for adjusted gross profit and adjusted gross profit margin are “gross profit” and “gross profit margin,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility and acquisition-related items. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses,” which includes amortization of acquired intangible assets, share-based payment expense, and acquisition-related items. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, and special charges. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, acquisition-related items, and income tax net benefit for discrete

Press Release Exhibit 99.1

items associated with the TCJA. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “could,” “may,” “should”, “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: belief that demand outlook has not meaningfully changed from the outlook provided last quarter; third-party forecasts and leading indicators continue to suggest that the North American lighting market should grow in the low single-digit range for the remainder of fiscal and calendar year 2019; potential impact of tariffs and higher prices on overall demand; Company’s focus in fiscal 2019 to garner additional top-line growth by outperforming the growth rate of its markets, improving the mix of products and solutions, and leveraging its fixed cost infrastructure to achieve targeted incremental margins to improve the Company’s overall profitability; the shift in sales among key customers within the retail channel could continue to have a dampening effect on gross profit dollars and gross profit margin but is expected to be largely offset by lower freight and commission costs included SD&A expenses; efforts to enhance margin profile may result in the potential elimination of certain products and services that do not meet the Company’s return objectives; prospects for continued future profitable growth; and potential for overall demand in the Company’s end markets to experience solid growth over the next decade as well as the Company’s position to fully participate in such growth. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2018. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	February 28, 2019	August 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$232.0	$129.1
Accounts receivable, less reserve for doubtful accounts of $1.4 and $1.3, respectively	520.1	637.9
Inventories	413.0	411.8
Prepayments and other current assets	67.5	32.3
Total current assets	1,232.6	1,211.1
Property, plant, and equipment, at cost:
Land	22.8	22.9
Buildings and leasehold improvements	188.7	189.1
Machinery and equipment	537.0	516.6
Total property, plant, and equipment	748.5	728.6
Less — Accumulated depreciation and amortization	(464.3)	(441.9)
Property, plant, and equipment, net	284.2	286.7
Goodwill	968.5	970.6
Intangible assets, net	482.4	498.7
Deferred income taxes	2.9	2.9
Other long-term assets	21.2	18.8
Total assets	$2,991.8	$2,988.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$351.1	$451.1
Current maturities of long-term debt	7.0	0.4
Accrued compensation	61.0	67.0
Other accrued liabilities	165.3	164.2
Total current liabilities	584.4	682.7
Long-term debt	349.7	356.4
Accrued pension liabilities	62.9	64.6
Deferred income taxes	89.8	92.5
Self-insurance reserves	8.3	7.9
Other long-term liabilities	94.9	67.9
Total liabilities	1,190.0	1,272.0
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,744,644 and 53,667,327 issued, respectively	0.5	0.5
Paid-in capital	917.5	906.3
Retained earnings	2,121.6	1,999.2
Accumulated other comprehensive loss	(114.7)	(114.8)
Treasury stock, at cost — 14,075,197 and 13,676,689 shares, respectively	(1,123.1)	(1,074.4)
Total stockholders’ equity	1,801.8	1,716.8
Total liabilities and stockholders’ equity	$2,991.8	$2,988.8

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Six Months Ended
	February 28, 2019	February 28, 2018	February 28, 2019	February 28, 2018
Net sales	$854.4	$832.1	$1,787.0	$1,674.9
Cost of products sold	520.5	497.6	1,085.6	990.5
Gross profit	333.9	334.5	701.4	684.4
Selling, distribution, and administrative expenses	237.6	244.4	487.7	473.9
Special charge	0.4	0.6	1.4	0.8
Operating profit	95.9	89.5	212.3	209.7
Other expense (income):
Interest expense, net	8.6	8.0	17.3	16.1
Miscellaneous expense, net	1.1	2.8	2.4	4.0
Total other expense	9.7	10.8	19.7	20.1
Income before income taxes	86.2	78.7	192.6	189.6
Income tax expense (benefit)	19.9	(18.2)	46.7	21.2
Net income	$66.3	$96.9	$145.9	$168.4

Earnings per share:
Basic earnings per share	$1.68	$2.34	$3.67	$4.05
Basic weighted average number of shares outstanding	39.5	41.4	39.7	41.6
Diluted earnings per share	$1.67	$2.33	$3.66	$4.04
Diluted weighted average number of shares outstanding	39.6	41.5	39.8	41.7
Dividends declared per share	$0.13	$0.13	$0.26	$0.26

Comprehensive income:
Net income	$66.3	$96.9	$145.9	$168.4
Other comprehensive income (loss) items:
Foreign currency translation adjustments	4.9	2.5	(3.9)	(8.0)
Defined benefit plans, net of tax	1.4	1.8	4.0	3.4
Other comprehensive income (loss), net of tax	6.3	4.3	0.1	(4.6)
Comprehensive income	$72.6	$101.2	$146.0	$163.8

Certain prior period amounts have been restated to conform to the current year presentation.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Six Months Ended
	February 28, 2019	February 28, 2018
Cash flows from operating activities:
Net income	$145.9	$168.4
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	43.3	38.3
Share-based payment expense	15.3	16.8
Loss on sale or disposal of property, plant, and equipment	0.4	0.1
Deferred income taxes	0.4	(32.0)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	139.6	73.2
Inventories	(1.3)	6.8
Prepayments and other current assets	(21.8)	(9.2)
Accounts payable	(102.6)	(54.0)
Other current liabilities	(38.9)	(39.8)
Other	8.0	9.0
Net cash provided by operating activities	188.3	177.6
Cash flows from investing activities:
Purchases of property, plant, and equipment	(24.9)	(20.9)
Acquisition of businesses, net of cash acquired	—	(26.4)
Other investing activities	2.9	0.7
Net cash used for investing activities	(22.0)	(46.6)
Cash flows from financing activities:
Borrowings on credit facility	86.5	—
Repayments of borrowings on credit facility	(86.5)	—
Repayments of long-term debt	(0.2)	(0.2)
Repurchases of common stock	(48.7)	(194.3)
Proceeds from stock option exercises and other	0.3	1.4
Payments of taxes withheld on net settlement of equity awards	(4.3)	(6.7)
Dividends paid	(10.5)	(10.9)
Net cash used for financing activities	(63.4)	(210.7)
Effect of exchange rate changes on cash and cash equivalents	—	(1.6)
Net change in cash and cash equivalents	102.9	(81.3)
Cash and cash equivalents at beginning of period	129.1	311.1
Cash and cash equivalents at end of period	$232.0	$229.8

Certain prior period amounts have been restated to conform to the current year presentation.

Press Release Exhibit 99.1

ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconcile certain GAAP financial measures to the corresponding non-GAAP measures:

(In millions except per share data)	Three Months Ended
	February 28, 2019	February 28, 2018	Increase (Decrease)	Percent Change
Net sales	$854.4	$832.1	$22.3	2.7%

Gross profit (GAAP)	$333.9	$334.5
Add-back: Manufacturing inefficiencies (1)	0.9	—
Adjusted gross profit (Non-GAAP)	$334.8	$334.5	$0.3	0.1%
Percent of net sales	39.2%	40.2%	(100)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$237.6	$244.4
Less: Amortization of acquired intangible assets	(7.7)	(6.7)
Less: Share-based payment expense	(7.5)	(8.3)
Less: Acquisition-related items (2)	—	(0.2)
Adjusted SD&A expenses (Non-GAAP)	$222.4	$229.2	$(6.8)	(3.0)%
Percent of net sales	26.0%	27.5%	(150)	bps

Operating profit (GAAP)	$95.9	$89.5
Add-back: Amortization of acquired intangible assets	7.7	6.7
Add-back: Share-based payment expense	7.5	8.3
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	—	0.2
Add-back: Special charge	0.4	0.6
Adjusted operating profit (Non-GAAP)	$112.4	$105.3	$7.1	6.7%
Percent of net sales	13.2%	12.7%	50	bps

Net income (GAAP)	$66.3	$96.9
Add-back: Amortization of acquired intangible assets	7.7	6.7
Add-back: Share-based payment expense	7.5	8.3
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	—	0.2
Add-back: Special charge	0.4	0.6
Total pre-tax adjustments to net income	16.5	15.8
Income tax effects	(3.8)	(3.0)
Less: Discrete income tax benefits of the TCJA(3)	—	(31.2)
Adjusted net income (Non-GAAP)	$79.0	$78.5	$0.5	0.6%

Diluted earnings per share (GAAP)	$1.67	$2.33
Adjusted diluted earnings per share (Non-GAAP)	$1.99	$1.89	$0.10	5.3%
______________________________
(1) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2) Acquisition-related items include professional fees.
(3) Discrete income tax benefits of the TCJA recognized within Income tax (benefit) expense on the Consolidated Statements of Comprehensive Income.

Press Release Exhibit 99.1

(In millions, except diluted earnings per share)	Six Months Ended
	February 28, 2019	February 28, 2018	Increase (Decrease)	Percent Change
Net sales	$1,787.0	$1,674.9	$112.1	6.7%

Gross profit (GAAP)	$701.4	$684.4
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	—
Adjusted gross profit (Non-GAAP)	$703.5	$684.4	$19.1	2.8%
Percent of net sales	39.4%	40.9%	(150)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$487.7	$473.9
Less: Amortization of acquired intangible assets	(15.4)	(13.3)
Less: Share-based payment expense	(15.3)	(16.8)
Less: Acquisition-related items (2)	—	(0.2)
Adjusted SD&A expenses (Non-GAAP)	$457.0	$443.6	$13.4	3.0%
Percent of net sales	25.6%	26.5%	(90)	bps

Operating profit (GAAP)	$212.3	$209.7
Add-back: Amortization of acquired intangible assets	15.4	13.3
Add-back: Share-based payment expense	15.3	16.8
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	0.2
Add-back: Special charge	1.4	0.8
Adjusted operating profit (Non-GAAP)	$246.5	$240.8	$5.7	2.4%
Percent of net sales	13.8%	14.4%	(60)	bps

Net income (GAAP)	$145.9	$168.4
Add-back: Amortization of acquired intangible assets	15.4	13.3
Add-back: Share-based payment expense	15.3	16.8
Add-back: Manufacturing inefficiencies (1)	0.9	—
Add-back: Acquisition-related items (2)	1.2	0.2
Add-back: Special charge	1.4	0.8
Total pre-tax adjustments to net income	34.2	31.1
Income tax effect	(8.3)	(8.3)
Less: Discrete income tax benefits of the TCJA(3)	—	(31.2)
Adjusted net income (Non-GAAP)	$171.8	$160.0	$11.8	7.4%

Diluted earnings per share (GAAP)	$3.66	$4.04
Adjusted diluted earnings per share (Non-GAAP)	$4.31	$3.84	$0.47	12.2%
______________________________
(1) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(2) Acquisition-related items include profit in inventory and professional fees.
(3) Discrete income tax benefits of the TCJA recognized within Income tax (benefit) expense on the Consolidated Statements of Comprehensive Income.